Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LONE PINE RESOURCES INC.

LONE PINE RESOURCES INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the Corporation is “LONE PINE RESOURCES INC.” The Corporation was originally incorporated under the name “Forest Oil Operating Company,” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 30, 2010.

2.             This Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted by the Board of Directors (the “Board”) and the sole stockholder of the Corporation in accordance with Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.             This Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.

4.             The text of the certificate of incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Lone Pine Resources Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation in the State of Delaware is 2711 Centreville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1            Authorized Capital Stock.  The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 315,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 15,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate, including any Preferred Stock Designation (as defined in Section 4.2 below), the number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

Section 4.2            Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.    Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more series and to establish the number of shares to be included in each such series, the voting powers (if any) of the shares of such series, and to fix the designation, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and the qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL.

Section 4.3            Common Stock.

(a)           Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

(b)           Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, capital stock of the Corporation or otherwise) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.  A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation(s) or other entity or a sale, lease, exchange or conveyance of all or part of the assets of the Corporation.

ARTICLE V
CORPORATE OPPORTUNITIES

Section 5.1            This Article V anticipates the possibility that: (a) in the future the Corporation will not be a wholly-owned subsidiary of Forest Oil Corporation, a New York corporation (“Forest”), but that Forest may be a majority or significant stockholder of the Corporation for a certain period of time; (b) certain officers and/or directors of Forest may serve as officers and/or directors of the Corporation; (c) certain officers and/or directors of the Corporation also may serve as officers and/or directors of Forest; (d) the Corporation and Forest, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities; and (e) benefits may be derived by the Corporation through its continued contractual, corporate and business relations with Forest and its subsidiaries.  The provisions of this Article V shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation and its subsidiaries as they may involve Forest and its subsidiaries, and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 5.2            Except as may be otherwise provided in a written agreement between the Corporation and Forest, to the fullest extent permitted by law, Forest shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter (each a “Business Opportunity”) in which Forest engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity.  To the fullest extent permitted by law, neither Forest nor any officer or director thereof (provided that any such director or officer who is also an director or officer of the Corporation has acted in a manner consistent with the provisions set forth in Section 5.4 below, to the extent it is applicable) shall be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of Forest exercising its right to engage in the same or similar activities or lines of business as the Corporation or by reason of any such director or officer’s participation in any such activities or lines of business.  The Corporation hereby renounces any interest or expectancy in, or being offered an opportunity to participate in, any Business Opportunity that may be a corporate opportunity of Forest and the Corporation except as provided in the proviso of Section 5.4 below.

Section 5.3            To the fullest extent permitted by law, if Forest acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Forest and the Corporation, Forest shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall be permitted to pursue or acquire such Business Opportunity for itself or direct such Business Opportunity to its affiliates, and as a result of any such actions shall not, to the fullest extent permitted by law, be deemed to have (a) breached or acted in a manner inconsistent with or opposed to any of its duties (fiduciary or otherwise) to the Corporation and its stockholders with respect to such Business Opportunity or (b) acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders.

Section 5.4            To the fullest extent permitted by law, if any director or officer of Forest who is also a director or officer of the Corporation acquires knowledge of a potential Business Opportunity that may be deemed a corporate opportunity of both the Corporation and Forest, then such officer or director shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall be permitted to communicate or offer such Business Opportunity to Forest or any of Forest’s affiliates (except as set forth in the proviso below) and as a result of any such actions, shall not, to the fullest extent permitted by law, be deemed to have (a) breached or acted in a manner inconsistent with or opposed to any of his or her duties (fiduciary or otherwise) to the Corporation and its stockholders with respect to such Business Opportunity; or (b) acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders; provided, however, with respect to each of (a) and (b) above, a Business Opportunity offered to any person who is a director or officer of the Corporation, and who is also a director or officer of Forest, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.

Section 5.5            For purposes of Sections 5.1 through 5.5 only: (a) the term “Corporation” means the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and (b) the term “Forest” means Forest Oil Corporation and all corporations, partnerships, joint ventures, associations and other entities in which Forest Oil Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests (other than the Corporation, defined in accordance with clause (a) of this Section 5.5).

Section 5.6            Anything in this Certificate to the contrary notwithstanding, the foregoing provisions of this Article V shall automatically terminate, expire and have no further force and effect on the date that: (a) Forest and its subsidiaries (excluding the Corporation and its subsidiaries) cease to beneficially own shares representing 50% or more of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Trigger Date”); and (b) no person who is a director or officer of the Corporation is also a director or officer of Forest or a subsidiary of Forest.  No addition to, alteration of or termination of this Article V or any other provision of this Certificate shall eliminate or impair the effect of this Article V on any act, omission, right or liability that occurred prior thereto.

Section 5.7

(a)           If any provision or provisions of this Article V is held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article V (including, without limitation, each portion of any paragraph of this Article V containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

(b)           This Article V shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate, the Corporation’s Bylaws (“Bylaws”), any agreement between the Corporation and such officer or director or applicable law.  Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article V.

ARTICLE VI
BOARD OF DIRECTORS

Section 6.1            Powers and Authority.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and the Bylaws; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2            Number, Election and Term.

(a)           The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by the Board; provided, however, in no case shall the number of directors be less than 5 or more than twelve.

(b)           Subject to Section 6.5, the directors shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III.  The initial division of the Board into classes shall be made by the Board.  The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate.  Each director in each class shall hold office until his or her successor is duly elected and qualified.  At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Certificate, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.  Subject to Section 6.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  The Board is authorized to assign members of the Board already in office to their respective class.

(c)           Subject to Section 6.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 6.3                    Newly Created Directorships and Vacancies.  Subject to Section 6.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders); provided, however, at any time prior to the Trigger Date, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may also be filled by the holders of not less than a majority in voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.  Any director chosen pursuant to this provision shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 6.4            Removal.  Subject to Section 6.5, any or all of the directors may be removed from office at any time with or without cause, but only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that on or after the Trigger Date, directors may be removed only for cause and only by the affirmative vote of holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6.5            Preferred Stock — Directors.  During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Certificate (including any Preferred Stock Designation), then upon commencement and for the duration of the period during which such right continues:  (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.  Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6.6                    Quorum; Vote Required for Action.  At all Board meetings, the directors entitled to cast a majority of the votes of the Whole Board (as defined below) shall constitute a quorum for the transaction of business.  Subject to the following sentence and unless otherwise required by law, this Certificate or the Bylaws, each director shall have one vote on all matters presented to the Board for its consideration.  If the Board considers any action that results in an equal number of the directors at the meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the Chairman of the Board, if a director, shall be entitled to cast a tie breaking vote with respect to such action.  With respect to any committees established by the Board, subject to the following sentence and unless otherwise required by law, this Certificate or the Bylaws, each director serving on such committee shall have one vote on all matters presented to such committee for its consideration.  If such committee considers any action that results in an equal number of the directors at the committee meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the Chair of such committee shall be entitled to cast a tie breaking vote with respect to such action.

For purposes of this Certificate, “Whole Board” means the total number of directors the Corporation would have if there were no vacancies.

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws.  The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise; provided, however, that, the provisions of this Article VII notwithstanding, Bylaws shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the affirmative vote of holders of not less than (a) a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) at any time prior to the Trigger Date or (b) at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) at any time on or after the Trigger Date.

ARTICLE VIII
MEETINGS OF STOCKHOLDERS

Section 8.1            Annual Meetings.  The date, time and place, if any, of any annual meeting of stockholders shall be fixed exclusively by the Board in its sole and absolute discretion.

Section 8.2            Special Meetings.  Effective on or after the Trigger Date, except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President, or the Board pursuant to a resolution adopted by the Board, and, effective on or after the Trigger Date, the ability of the stockholders to call a special meeting is specifically denied; provided, however, at any time prior to the Trigger Date, special meetings of the stockholders of the Corporation shall be called by the Corporation at the request of the holders of not less than a majority in voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.  The person(s) authorized to call special meetings may fix the time and place, if any, of the special meeting.

Section 8.3            Action by Written Consent.  At any time prior to the Trigger Date, any action required or permitted to be taken by stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the Corporation to its registered office in the State of Delaware, the Corporation’s principal place of business, or the officer or agent of the Corporation having custody of the book in which proceedings of stockholders are recorded; provided, however, that on or after the Trigger Date, except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly held meeting of stockholders and may not be effected by written consent in lieu of a meeting by such stockholders.

Section 8.4            Advance Notice of Stockholder Business and Nominations.  Advance notice of stockholder nominations for the election of directors and of other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8.5            Election of Directors by Written Ballot.  Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

ARTICLE IX
SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)                                  Prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b)                                 Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

(c)                                  At or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder.

For purposes of this Article IX, references to:

(a)                                  “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)                                 “Associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)                                  “Business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)            Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (y) with the interested stockholder, or (z) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, this Article IX is not applicable to the surviving entity;

(ii)           Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)          Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (v) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (w) pursuant to a merger under Section 251(g) of the DGCL; (x) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (y) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (z) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (x)-(z) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(iv)          Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)           Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)                                 “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise.  A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.  Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)                                  “Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Forest or any of its affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(f)                                    “Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Direct Transferee or any other Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(g)                                 “Interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (A) Forest or any Direct Transferee, any Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person.  For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h)                                 “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(i)                                     “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j)                                     “Voting stock” means stock of any class or series entitled to vote generally in the election of directors.

(k)                                  “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)            Beneficially owns such stock, directly or indirectly;

(ii)           Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)          Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

ARTICLE X
LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to, or modification or repeal of, this Section 10.1 shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE XI
FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Certificate, the Bylaws or the DGCL; and, except as set forth in Article X, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XII.  Notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law or this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of this Certificate; provided, however, that on or after the Trigger Date, the affirmative vote of the holders of at least 75% in the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate inconsistent with the purpose and intent of Article V, Article VI, Article VII, Article VIII, Article IX, or this Article XII.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its name and on its behalf by its duly authorized officer this 25th day of April, 2011.

LONE PINE RESOURCES INC.

By:	/s/ Cyrus D. Marter IV
Name:	Cyrus D. Marter IV
Title:	Vice President and Secretary